EXHIBIT 21
                                 QMS, INC.
                       SUBSIDIARIES AND TRADE NAMES

          Unless indicated otherwise, each of the following is a wholly owned subsidiary of QMS, Inc.


                              State or Other
                              Jurisdiction of     Other Names Under Which
  Legal Name of Subsidiary     Incorporation      Subsidiary Does Business
---------------------------   ----------------   -------------------------

QMS Circuits, Inc.             Delaware             QCI

QMS Foreign Sales, Inc.        U.S. Virgin Islands

QMS Canada, Inc.               Canada

*QMS Japan, Inc.               Japan

QMS Asia-Pacific, Inc.         Delaware


As of December 20, 1995

*  In the process of dissolution as of September 1995